PROSPECTUS                 Pricing Supplement No.'s 3299,3300,3301 and 3302
Dated January 10, 1995     Dated January 27, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 333-07469

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    January 27, 1999

Settlement Date (Original Issue Date):       February 1, 1999

Maturity Date: February 1, 2002

Principal Amount (in Specified Currency):   USD75,000,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    0.250%

Net Proceeds to Issuer:       USD74,812,500

Interest Rate Per Annum:  5.18%

Interest Payment Date(s):

       X March 15 and September 15 of each year commencing March 15, 1999 (with respect to the period from and including February 1, 1999 to but excluding March 15,
       1999) and on the Maturity Date (with respect to the period from and including September 15, 2001 to but excluding February 1, 2002).
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                            (Fixed Rate)
                                Page 2
                           Pricing Supplement No.'s 3299,3300,3301 and 3302 Dated January 27, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-07469

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As  of August 1, 1996, the Company entered into a supplemental indenture  with  The  Chase Manhattan Bank,  as  trustee  (the
   "Trustee"),   eliminating  the  covenants   of   the   Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants  of  the  Company".  Consequently,  the  information
   under  such  caption is not applicable to the  Notes.   As  of
   February  27,  1997, the Company entered into a Third  Amended and  Restated Indenture with the Trustee.  References  in  the
   accompanying   Prospectus   Supplement   and   Prospectus   to
   "Indenture" shall be amended to refer to such Third Amended and Restated Indenture.
                           (Fixed Rate)
                           Pricing Supplement No.'s 3299,3300,3301 and 3302
                           Dated January 27, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-07469
Additional Information:

   General.

  At September 26, 1998, the Company had outstanding indebtedness totalling $154.431 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 26, 1998 excluding subordinated notes payable after one year was equal to $153.734 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

              Year Ended December 31,
                                             Nine Months Ended
           1993   1994  1995  1996  1997     September 26, 1998
           1.62   1.63  1.51  1.53  1.48        1.54

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998, June 27, 1998 and September 26, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:

  The Notes are being purchased by the underwriters listed below (the "Underwriters"), individually as principal, at 100% of the aggregate principal amount listed below less an underwriting discount equal to 0.250% of the principal amount of the Notes.

  J.P. Morgan Securities Inc.             USD20,000,000
  Deutsche Bank Securities Inc.           USD10,000,000
  Goldman Sachs & Co.                     USD25,000,000
  Salomon Smith Barney                    USD20,000,000

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.